EXHIBIT 3.128
ARTICLES OF ORGANIZATION
OF
AHS CUMBERLAND HOSPITAL, LLC
     The undersigned organizer, desiring to form a limited liability company pursuant to Chapter 12 of Title 13.1 of the Code of Virginia, hereby states the following:
     1. Name. The name of the limited liability company is AHS Cumberland Hospital, LLC.
     2. Registered Agent And Registered Office. The initial registered agent of the limited liability company is an individual who is a resident of Virginia and a member of the Virginia Bar. The name and address of such agent are:
Beverley L. Crump, Esq.
11 South 12th Street,
City of Richmond, Virginia 23219
     3. Principal Office. The address of the initial principal office of the limited liability company is:
102 Woodmont Boulevard
Suite 800
Nashville, Tennessee 37205
     In Witness Whereof, the undersigned has duly executed these Articles of Organization this 21st day of March, 2002.

/s/ Jonathan M. Skeeters

Jonathan M. Skeeters, Organizer

COMMONWEALTH OF VIRGINIA
STATE CORPORATION COMMISSION

LLC-1014N (07/05)	ARTICLES OF AMENDMENT
CHANGING THE NAME OF A VIRGINIA LIMITED LIABILITY COMPANY By the Members
     The undersigned, pursuant to § 13.1-1014 of the Code of Virginia, executes these articles and states as follows:
1.	The current name of the limited liability company is

AHS Cumberland Hospitial, LLC .

2.	The name of the limited liability company is changed to

Cumberland Hospitial, LLC .

3.	The foregoing amendment was adopted by a majority vote of the members entitled to vote on September 28, 2005 by consent .

(date)

4.	CHECK IF APPLICABLE (see instructions):
☐	The person signing this document on behalf of the limited liability company has been delegated the right and power to manage the company’s business and affairs.
Executed in the name of the limited liability company by:

(signature)	(date)
(printed name)	(title)
(limited liability company’s SCC ID no.)	(telephone number (optional))